Exhibit (h)(2)(b)

                                   SCHEDULE A

                         Eaton Vance Mutual Funds Trust
                         ------------------------------

                        ADMINISTRATIVE SERVICES AGREEMENT


Name of Fund                                         Effective Date        Fee*
------------                                         --------------        ----

Eaton Vance Tax-Managed Value Fund                   August 16, 1999       0.15%
Eaton Vance Floating-Rate High Income Fund           June 19, 2000         0.15%
Eaton Vance Tax-Managed Multi-Cap Opportunity Fund   June 19, 2000         0.15%
Eaton Vance Floating-Rate Fund                       August 14, 2000       0.15%
Eaton Vance Tax-Managed Growth Fund 1.2              March 1, 2001         0.15%
Eaton Vance Tax-Managed Small-Cap Growth Fund 1.2    March 1, 2001         0.15%
Eaton Vance Equity Research Fund                     August 13, 2001       0.15%
Eaton Vance Tax-Managed Equity Asset
 Allocation Fund                                     December 10, 2001     0.15%
Eaton Vance Tax-Managed Mid-Cap Core Fund            December 10, 2001     0.15%
Eaton Vance Tax-Managed Small-Cap Value Fund         December 10, 2001     0.15%
Eaton Vance Tax-Managed Dividend Income Fund         February 10, 2003     0.15%

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*    Fee is a  percentage  of average  daily net assets per annum,  computed and paid monthly.